UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 2, 2010

P. H. Glatfelter Company
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	001-03560	23-0628360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 S. George Street, Suite 500, York, Pennsylvania		17401
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	717 225 4711

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 2, 2010, George H. Glatfelter II announced that he will retire as the Chief Executive Officer of P. H. Glatfelter (the "Company") effective December 31, 2010. He will continue as non-executive Chairman of the Board for a limited time following December 31, 2010, though no specific date has been set as to when his successor as Chairman will be elected or when he will retire from the Company’s Board of Directors.

Pursuant to the Supplemental Employment Retirement Plan, Mr. Glatfelter has elected to receive a lump sum payment of his pension benefit under the Plan as a result of his retirement. Generally accepted accounting principles require that Mr. Glatfelter’s retirement be treated as a partial plan settlement and, as a result, the Company will incur a charge of approximately $2 million to $3 million (pre-tax) when the lump sum payment is made in July 2011. The amount of this charge is dependent on a number of factors including the actual discount rate as of December 31, 2010. This charge will have no impact on the Company’s liability under the Plan for Mr. Glatfelter’s retirement.

For purposes of Mr. Glatfelter’s incentive awards under the Company’s Amended & Restated Long-Term Incentive Plan (the "LTIP"), the Compensation Committee will treat Mr. Glatfelter’s retirement as a qualifying retirement event under the LTIP even though he is not 62. As a result, a pro rated portion of his unvested restricted stock units and stock-only stock appreciation rights ("SOSARs") will become vested as of the date of his retirement, which will result in vesting of an additional 14,963 restricted stock units and 194,117 SOSARs with a total value of $0.7 million. In addition, he will receive a three year period after his retirement to exercise his vested SOSARs and stock options instead of 90 days.

On June 2, 2010, the Board of Directors of the Company elected Dante C. Parrini, currently the Company’s Executive Vice President and Chief Operating Officer, as the Company’s President and Chief Executive Officer to succeed Mr. Glatfelter, effective January 1, 2011. The Board also voted to increase the size of the Board of Directors from eight to nine members and elected Mr. Parrini to the Board of Directors to serve until the 2011 Annual Meeting of Shareholders and until his successor is elected and qualified. Mr. Parrini will serve on the Finance Committee of the Company’s Board of Directors. Mr. Parrini, 45, became Executive Vice President and Chief Operating Officer of the Company in February 2005. Between January 2003 and February 2005, Mr. Parrini was Senior Vice President and General Manager. Mr. Parrini previously was Vice President responsible for Sales and Marketing.

On June 3, 2010, the Company issued a press release announcing the retirement of Mr. Glatfelter and the election of Mr. Parrini as the Company’s President and Chief Executive Officer and the election of Mr. Parrini to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 2, 2010, the Board of Directors of the Company adopted an amendment to Section 2.1 of Article II of the Company’s Amended and Restated Bylaws. The amendment increases the size of the board from eight directors to nine directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

3.1 Amendment to the Amended and Restated Bylaws of P. H. Glatfelter Company.

3.2 Amended and Restated Bylaws of P. H. Glatfelter Company, as amended.

99.1 Press release, dated June 3, 2010, announcing the Company's executive succession plan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

P. H. Glatfelter Company

June 3, 2010	By:	/s/ John P. Jacunski

Name: John P. Jacunski
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

3.1	Amendment to the Amended and Restated Bylaws of P. H. Glatfelter Company
3.2	P. H. Glatfelter Company Amended and Restated By-Laws
99.1	Press release dated June 3, 2010, announcing the Company's executive succession plan.